Exhibit 10.15
FIRST AMENDMENT TO SECOND AMENDED AND
RESTATED LOAN AND SECURITY AGREEMENT
     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into on September 20, 2010, by and among INSIGHT HEALTH CORP., a Delaware corporation (“IHC”); those affiliates of IHC listed on the signature pages hereof (IHC, together with such affiliates, collectively, “Borrowers” and each individually, a “Borrower”); the financial institutions party from time to time to the Loan Agreement (as defined below) as lenders (collectively, “Lenders”); BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral and administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”) for the Lenders.
Recitals:
     Borrowers, Lenders and Agent are parties to a certain Second Amended and Restated Loan and Security Agreement dated August 1, 2007 (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Agent and Lenders have made loans and other extensions of credit to Borrowers, which loans and extensions of credit are secured by security interests in and Liens upon all or substantially all of the assets of Borrowers.
     The parties desire to amend the Loan Agreement as hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.
     2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
     (a) By deleting the definitions of “Adjusted LIBOR Rate,” “Applicable Margin” and “Base Rate” in Section 1.1 of the Loan Agreement and by substituting the following new definition in lieu thereof:
     Adjusted LIBOR Rate — for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by BofA’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then the Adjusted LIBOR Rate shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

     Applicable Margin — a percentage equal to 2.75% with respect to Revolver Loans that are Base Rate Loans and 3.75% with respect to Revolver Loans that are LIBOR Loans; provided that, commencing on the Adjustment Date (as defined below) relating to the financial statements for the fiscal month of Borrowers ending September 30, 2010, and on each Adjustment Date thereafter, the Applicable Margin shall be increased or decreased, based upon the Fixed Charge Coverage Ratio for the Fixed Charge Coverage Ratio Test Period ending on the last day of the then most recently ended Fiscal Quarter in which financial statements for the last fiscal month of such Fiscal Quarter have been delivered to Administrative Agent pursuant to Section 10.1.3(ii), as follows:

		Revolver Pricing
	Fixed Charge	LIBOR
Level	Coverage Ratio	Loans	Base Rate Loans
I	Equal to or greater than 1.50 to 1.0	3.25%	2.25%

II	Equal to or greater than 1.25 to 1.0 but less than 1.50 to 1.0	3.50%	2.50%

III	Less than 1.25 to 1.0	3.75%	2.75%
Except as otherwise provided in this definition, any such increase or reduction in the Applicable Margin shall be effective on the date (the “Adjustment Date”) that is the first day of the first month following the month in which Administrative Agent receives the financial statements required to be delivered by Borrowers pursuant to Section 10.1.3(ii) for the last month of the then most recently ended Fiscal Quarter and the applicable Compliance Certificate. If, upon delivery of Borrowers’ annual audited financial statements pursuant to Section 10.1.3(i) for Borrowers’ then most recently ended Fiscal Year, Borrowers have not met the criteria for a reduction of the Applicable Margin that was previously granted based upon Borrowers’ unaudited financial statements for the last month of such Fiscal Year, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the first month following receipt by Administrative Agent of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had been implemented based upon such audited financial statements, and (b) Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, on the first day of the month following receipt by Administrative Agent of such audited financial statements, an amount equal to the difference between the amount of interest that would have been paid using the Applicable Margin determined based upon such audited financial statements and the amount of interest actually paid during the period from the first day of the first month following delivery of Borrowers’ unaudited financial statements for the last month of such Fiscal Year through the first day of the month following receipt by Administrative Agent of such audited financial statements.
     Base Rate — for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the Adjusted LIBOR Rate for a 30 day Interest Period as determined on such day, plus 1.0%.
     (b) By deleting reference to “$15,000,000” in the definition of “LC Conditions” in Section 1.1 of the Loan Agreement and by substituting “$5,000,000” in lieu thereof.
     (c) By deleting reference to “$30,000,000” in the definition of “Revolver Commitment” in Section 1.1 of the Loan Agreement and by substituting “$20,000,000” in lieu thereof.
     (d) By adding the following new definitions of “First Amendment Date,” “Prime Rate,” “Reserve Percentage” and “Unused Line Fee Percentage” in Section 1.1 of the Loan Agreement in the proper alphabetical sequence:
     First Amendment Date — September 20, 2010.
     Prime Rate — the rate of interest announced by BofA from time to time as its prime rate. Such rate is set by BofA on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.
     Reserve Percentage — the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     Unused Line Fee Percentage — a percentage equal to 0.75% through September 30, 2010 and, thereafter, (a) for any month (or portion of such month that the Commitments are in effect) that the Average Revolver Loan Balance is less than 50% of the total Revolver Commitment, 0.75%, and (b) for any month (or portion of such month that the Commitments are in effect) that the Average Revolver Loan Balance is greater than or equal to 50% of the total Revolver Commitment, 0.50%.
     (e) By deleting reference to “$30,000,000” in the preamble of Section 2 of the Loan Agreement and by substituting “$20,000,000” in lieu thereof.
     (f) By deleting Section 3.2.2 of the Loan Agreement in its entirety and by substituting the following new Section 3.2.2 in lieu thereof:
     3.2.2. Unused Line Fee. Borrowers shall be jointly and severally obligated to pay to Administrative Agent, monthly in arrears on the first day of each month, for the Pro Rata benefit of Lenders, an unused line fee (the “Unused Line Fee”) equal to the Unused Line Fee Percentage then in effect, in each case divided by 360 days and multiplied by the number of days in the immediately preceding month and then multiplied by the amount by which the Average Revolver Loan Balance for such immediately preceding month (or portion of such month that the Commitments are in effect) is less than the aggregate amount of the Revolver Commitments; but if the Commitments are terminated on a day other than the last day of a month, then any such Unused Line Fee payable for such month in which termination shall occur shall be paid on the effective date of such termination. The Unused Line Fee shall be deemed fully earned and non-refundable when due and payable.
     (g) By deleting Section 12.1.1 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:
          12.1.1. Payment of Obligations. A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise).
     3. Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents to which it is a party.
     4. Acknowledgments and Stipulations. Each Borrower acknowledges, stipulates and agrees that: the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and Liens granted by such Borrower in favor of Agent pursuant to the Loan Documents are duly perfected, first priority (subject to Permitted Liens) security interests and Liens, except to the extent permitted under the Loan Agreement; prior to executing this Amendment, such Borrower consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon any representation of Agent or any Lender concerning the legal effects of this Amendment or any provision hereof; and, as of the opening of business on September 13, 2010, the unpaid principal amount of the Revolver Loans totaled $0.00 and the LC Obligations totaled $1,610,000.00.
     5. Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that, except for or as a result of the Stipulated Defaults described in Section 9 hereof, (a) no Default or Event of Default exists on the date hereof; (b) the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby (i) are within the entity power of such Borrower and have been duly authorized by all requisite entity action on the part of such Borrower; (ii) do not require any consent or approval of any of the holders of the Equity Interests of any Borrower or any of its Subsidiary other than those obtained on or prior to the date hereof; (iii) do not contravene the Organic Documents of any Borrower or any of its Subsidiaries; (iv) do not violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries; (v) do not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; and (vi) do not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries, except in the case of clauses (iv) and (v) of this Section 5(b) as would not reasonably be expected to have a Material Adverse Effect; (c) this Amendment has been duly executed and delivered by such Borrower; (d) all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct in all material respects on and as of the date hereof (except for those representations or warranties which expressly relate to an earlier date, in which case, such representations or warranties are true and correct in all material respects as of such earlier date); (e) this Amendment constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights; (f) such Borrower is entering into this Amendment freely and voluntarily with the advice of legal counsel of his or its own choosing; and (g) such Borrower has freely and voluntarily agreed to the releases, waivers and undertakings set forth in this Amendment.
     6. Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.
     7. Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.
     8. Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof and the forbearance and agreement to continue to extend credit contained in Section 9 hereof are subject to each of the following:
          (a) Agent’s receipt of this Amendment, duly executed and delivered by each party thereto;
          (b) Agent’s receipt of evidence of authority of Borrowers to execute, deliver and perform this Amendment and such other documents as Agent may request in connection therewith, in each case satisfactory in form and substance to Agent;
          (c) Agent’s receipt of payment by the Borrowers to Agent of a forbearance fee in the aggregate amount of $50,000, which fee shall be fully earned upon execution of this Amendment by the parties, shall be due and payable in immediately available funds and shall be non-refundable upon its receipt by Agent;
          (d) all of the representations and warranties contained in this Amendment and that are made by any Borrower are true, complete and accurate in all material respects on the date hereof; and
          (e) Agent’s receipt of such other documents and instruments as Agent may reasonably request, in each case satisfactory in form and substance to Agent.

     9. Forbearance; Extensions of Credit During Forbearance Period.
     (a) Definitions. The following terms shall have the meanings ascribed to them:
     “Forbearance Conditions” shall mean the conditions to forbearance set forth in Section 9(d) of this Amendment.
     “Forbearance Date” shall mean the later to occur of the date of this Amendment or the date on which each of the Forbearance Conditions and the conditions precedent set forth in Section 8 hereof is satisfied.
     “Forbearance Period” shall mean the period commencing on the Forbearance Date and ending at 5:00 p.m. on December 1, 2010, unless extended in writing by Agent and Lenders in their sole discretion.
     “Forbearance Termination Date” shall mean the sooner to occur of (a) 5:01 p.m. on the last day of the Forbearance Period or (b) the date on which Agent’s and Lenders’ agreement to forbear terminates as provided in Section 9(e) of this Amendment.
     “Interest Payment Default” shall mean a “Default” under (and as defined in) the Senior Notes Indenture due to Borrowers’ failure to pay interest on the due date therefor under Senior Notes Indenture, without giving effect to any grace period for the payment of such interest under Section 6.01(i) of the Senior Notes Indenture.
     “Stipulated Defaults” shall mean the Events of Default anticipated to occur and referenced in Section 9(b) of this Amendment.
     (b) Stipulated Defaults. Each Borrower acknowledges, stipulates and agrees that it is anticipated that an Event of Default will occur under (i) Section 10.1.3(i) of the Loan Agreement because the audited balance sheets of Borrowers and the related statements of income, shareholders’ equity and cash flow for the Fiscal Year ended on or about June 30, 2010 will contain an Impermissible Qualification, and (ii) Section 12.1.5 of the Loan Agreement as a consequence of the Interest Payment Default, each of which Events of Default will be material.
     (c) Agreement to Forbear. If and for so long as each of the Forbearance Conditions is timely satisfied and subject to the satisfaction of the conditions precedent set forth in Section 8 hereof, Agent and Lenders agree that during the Forbearance Period, solely by reason of the existence of the Stipulated Defaults, (i) they will not exercise any remedy available to Agent or any Lender under the Loan Agreement, any of the other Loan Documents or Applicable Law to enforce collection from any Borrower or any Guarantor of any of the Obligations or to foreclose its security interest in any of the Collateral during the Forbearance Period, and (ii) they will not implement the Default Rate; provided, however, that the foregoing forbearance shall not restrict, impair or otherwise affect (A) Agent’s right to make demand for payment of any of the Obligations that are payable on demand under the terms of any of the Loan Documents; (B) any restriction or prohibition in any of the Loan Documents on the right of Borrowers to take or omit to take, or otherwise acquiesce in, certain actions, including any limitations, restrictions, or prohibitions with respect to Distributions, advancing monies to any Affiliate, consummating acquisitions or making certain dispositions of assets (although during the Forbearance Period the Stipulated Defaults shall not be asserted as the basis for enforcing any such restriction or prohibition); (C) Agent’s or any Lender’s rights and remedies under any deposit account, blocked account, control account, bank agency, lockbox, letter of credit or other agreement to which Agent or any Lender is a party relating to any deposit or other account of any Borrower or any letter of credit issued for such Borrower’s or any other Obligor’s account; (D) Agent’s or any Lender’s right to file, record, publish or deliver a notice of default or document of similar effect relating to any Event of Default that is not a Stipulated Default, or to take any lien enforcement action as a consequence of any such Event of Default that is not a Stipulated Default; or (E) Agent’s or any Lender’s right to administer the lending relationship with Borrowers under and in accordance with the Loan Documents and this Amendment, including the imposition or release of Available Reserves. Neither this Amendment nor Agent’s or any Lender’s forbearance hereunder shall be deemed to be a waiver of or a consent to any Default or Event of Default.
     (d) Conditions to Forbearance. The following conditions shall constitute Forbearance Conditions, the timely satisfaction of each and every one of which during the Forbearance Period shall be a condition to the agreement of Agent and Lenders to forbear as set forth in Section 9(c) of this Amendment: (i) each Borrower duly and punctually observes, performs and discharges each and every obligation and covenant on its part to be performed under this Amendment; (ii) no Events of Default occur or exist other than the Stipulated Defaults; (iii) no Guarantor revokes or attempts to revoke or terminate such Guarantor’s Guaranty; (iv) no representation or warranty made by any Borrower in this Amendment proves to have been false or misleading in any material respect; and (v) no “Event of Default” (as defined in the Senior Notes Indenture) shall occur or exist under Section 6.01(i) of the Senior Notes Indenture.
     (e) Termination of Forbearance. If any one or more of the Forbearance Conditions is not satisfied, Agent’s and Lenders’ agreement to forbear as set forth in Section 9(c) of this Amendment shall, at Agent’s election but without further notice to or demand upon any Borrower, terminate, and Agent and Lenders shall thereupon have and may exercise from time to time all of the remedies available to it under the Loan Documents and Applicable Law as a consequence of an Event of Default. On and after the Forbearance Termination Date, Agent and Lenders shall be authorized, at any time and without further notice to or demand upon any Borrower or any other Person, to enforce all of their remedies under the Loan Documents and Applicable Law.
     (f) Extensions of Credit. Notwithstanding the existence of the Stipulated Defaults and subject to the satisfaction of each of the Forbearance Conditions, Agent and Lenders agree to honor requests by Borrowers during the Forbearance Period for Revolver Loans and Letters of Credit pursuant to the Loan Agreement, but in no event shall Agent’s and Lenders’ honoring of any such requests be deemed a waiver of the Stipulated Defaults or any other Default or Event of Default that may occur or exist.
     10. Expenses of Agent. Borrowers jointly and severally agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.
     11. Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Agent in Atlanta, Georgia (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the state of New York.
     12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     13. No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.
     14. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page delivered by a party hereto by facsimile or other electronic transmission shall be deemed to be an original signature page hereto.
     15. Further Assurances. Each Borrower agrees to take such further actions as Agent and Lenders shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     16. Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
     17. Relationship of Parties; No Third Party Beneficiaries. Nothing in this Amendment shall be construed to alter the existing debtor-creditor relationship between any Borrower and Agent or any Lender. This Amendment is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto. No Person other than a party hereto is intended to be a beneficiary hereof and no Person other than a party hereto shall be authorized to rely upon or enforce the contents of this Amendment.
     18. Construction. This Amendment has been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Amendment nor any alleged ambiguity therein shall be interpreted or resolved against any party on the grounds that such party or its counsel drafted this Amendment, or based on any other rule of strict construction. Each of the parties represents that such party has carefully read this Amendment and all other instruments and agreements executed in connection herewith and that such party knows the contents hereof and has signed the same freely and voluntarily.
     19. Non-Waiver of Default. Neither this Amendment, Agent’s and Lenders’ forbearance hereunder nor Agent’s and Lenders’ continued making of loans or other extensions of credit at any time extended to any Borrower in accordance with this Amendment and the Loan Documents shall be deemed a waiver of or consent the Stipulated Defaults or any other Event of Default. Each Borrower agrees that such Events of Default shall not be deemed to have been waived, released or cured by virtue of Loans or other extensions of credit at any time extended to such Borrower, Agent’s and Lenders’ agreement to forbear pursuant to the terms of this Amendment or the execution of this Amendment.

     20. Release of Claims; Covenant Not to Sue. To induce Agent and Lenders to enter into this Amendment, each Borrower, on behalf of itself and its agents, representatives, officers, directors, subsidiaries, successors and assigns (collectively with each Borrower, “Releasors” and individually a “Releasor”) hereby releases, acquits and forever discharges each Releasee (as hereinafter defined) from any and all liabilities, claims, demands, actions or causes of action of any kind (if there be any), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown (collectively, “Claims”) that any Releasor now has, ever had or hereafter may have against Agent or any Lender in any capacity or Agent’s or any Lender’s officers, directors, employees, agents, attorneys, representatives, subsidiaries, affiliates and shareholders (collectively with Agent and Lenders, the “Releasees”) based on acts, transactions, or circumstances occurring on or before the date of this Amendment that relate to (i) any Loan Document, (ii) any transaction, action or omission contemplated thereby or concluded thereunder or (iii) any aspect of the dealings or relationships between or among any Borrower, on the one hand, and Agent and Lenders, on the other hand, relating to any Loan Document or any transaction, action or omission contemplated thereby or concluded thereunder. The provisions of this Section 20 shall survive the termination of this Amendment and any of the other Loan Documents and payment in full of the Obligations. Each Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby unconditionally and irrevocably agrees it will not sue any Releasee on the basis of any Claim released, remised and discharged pursuant to the foregoing provisions of this Section 20, and if such Borrower or any of its successors, assigns or other legal representatives violate the foregoing covenant, such Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and cost incurred by any Releasee as a result of such violation.
     21. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
[Remainder of page intentionally left blank signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal in and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

INSIGHT HEALTH CORP. MAXUM HEALTH SERVICES CORP. OPEN MRI, INC. SIGNAL MEDICAL SERVICES, INC. REVANA HEALTH CORP. (FKA COMPREHENSIVE MEDICAL IMAGING, INC.) COMPREHENSIVE MEDICAL IMAGING CENTERS, INC.

By:
Keith S. Kelson, Executive Vice President
and Chief Financial Officer

ORANGE COUNTY REGIONAL PET CENTER – IRVINE, LLC PARKWAY IMAGING CENTER, LLC

By: InSight Health Corp., as the sole member

By:
Keith S. Kelson, Executive Vice
President and Chief Financial Officer

First Amendment to Second Amended and Restated Loan and Security Agreement

CONSENT AND REAFFIRMATION
     Each of the undersigned guarantors of the Obligations of Borrowers at any time owing to Agent and Lenders hereby (i) acknowledges receipt of a copy of the foregoing First Amendment to Second Amended and Restated Loan and Security Agreement; (ii) consents to Borrowers’ execution and delivery thereof; (iii) agrees to be bound thereby and subject to the terms and conditions thereof; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever its respective guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect and is the legal, valid and binding obligation of such undersigned guarantor, enforceable against such undersigned guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights.
     IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation as of the date of such First Amendment to Second Amended and Restated Loan and Security Agreement.

INSIGHT HEALTH SERVICES HOLDINGS CORP. INSIGHT HEALTH SERVICES CORP.
By:
Keith S. Kelson, Executive Vice President
and Chief Financial Officer